                                  SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
           SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. ___________)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]    Preliminary proxy statement

[ ] Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))

[ ]    Definitive proxy statement

[ ]    Definitive additional materials

[X]   Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                             ECO SOIL SYSTEMS, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

      (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN REGISTRANT)

Payment of filing fee (Check the appropriate box):

[X]   No fee required

[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
      (1)Title of each class of securities to which transaction applies:
      (2)Aggregate number of securities to which transaction applies:
      (3)Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
      (4)Proposed maximum aggregate value of transaction:
      (5)Total fee paid:

[ ]   Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
      (1)Amount Previously Paid:
      (2)Form, Schedule or Registration Statement No.:
      (3)Filing Party:
      (4)Date Filed:

      On March 28, 2000 Eco Soil Systems, Inc. ("Eco Soil") announced that it had entered into an Asset Purchase Agreement (the "Purchase Agreement") with the J.R. Simplot Company ("Simplot") pursuant to which Eco Soil's subsidiary, Turf Partners, Inc. ("Turf Partners") will sell to Simplot and Simplot will purchase from Turf Partners substantially all of the assets of Turf Partners.

      A copy of a script used by Eco Soil's chief executive officer to describe the transaction on an analyst conference call is attached hereto. Copies of the slides the chief executive officer used in his presentation also are attached.

      Eco Soil's shareholders will be asked to vote on the transaction because Turf Partners' assets may be deemed to be "substantially all" of Eco Soil's assets under Nebraska law. All shareholders should read the proxy statement concerning the sale of Turf Partners' assets that will be filed with the SEC and mailed to shareholders. The proxy statement will contain important information that shareholders should consider before making any decision regarding the sale of Turf Partners' assets. You will be able to obtain the proxy statement, as well as other filings containing information about Eco Soil, without charge, at the SEC's Internet site (http://www.sec.gov). Copies of the proxy statement will also be available, without charge, from Eco Soil by mail to Eco Soil Systems, Inc., 10740 Thornmint Road, San Diego, CA 92127, attention: Investor Relations, telephone: (858) 675-1660.

CERTAIN INFORMATION CONCERNING PARTICIPANTS

      Eco Soil and certain other persons named below may be deemed to be participants in the solicitation of proxies from Eco Soil shareholders to approve the sale of Turf Partners' assets. The participants in this solicitation may include the directors of Eco Soil (William B. Adams, Douglas M. Gloff, S. Bartley Osborn, Robert O'Leary, Edward Steele, William Potter and Fridolin Fackelmayer) and the following executive officers of Eco Soil: William B. Adams, Chairman and Chief Executive Officer, Max Gelwix, President and Chief Operating Officer, and Dennis Sentz, Vice President and Chief Financial Officer. The aforementioned directors and officers of Eco Soil together may be deemed to beneficially own approximately 20% of Eco Soil's common stock.

Set forth below is the script used by the chief executive officer to announce the transaction on March 28, 2000 during an analyst conference call.

                              Q4 CONFERENCE SCRIPT

After the market closed today, we announced our Q4 and year-end results. As we had warned earlier, losses for Q4 did exceed earlier analyst's estimates, however they are not indicative of the business's prospects in the future. In a minute, Dennis Sentz will give the details associated with these results. But first, I'd like to provide an overview of the Company in light of the second release made today. As announced, ESSI has agreed to the sale of its turf distribution company to the J. R. Simplot Company. This transaction differs significantly from the transaction discussed in an earlier release, which had offered Simplot a range of options originating from an investment of $20 mm. As we suggested in our press release on February 8, 2000, one of those options was to convert this investment into some or all of the shares of Turf Partners based on a fixed valuation model. That model has not changed, however Simplot has elected the acquisition option earlier than anticipated, and the terms of that transaction have been finalized. The deal is subject to our shareholders approval, and as a result will likely close in July. Interim working capital considerations are being negotiated, now that our Board has approved the transaction. A $20 mm down payment on the sale will flow to ESSI in July. The final calculation of the price will not be made until year 2000 EBITDA can be calculated. An additional earn-out payment would flow on 3/1/2001, after year 2000 earnings are audited, if earned. In anticipation of this calculation, during Q4 and Q1 operations were tightened, and the balance sheet was conservatively scrutinized at 12/31 to yield the highest possible value for Turf Partners next spring.

The deal creates many very favorable outcomes to ESSI, such as:
     1.   Management's ability to now concentrate on its core technology;
     2.   Dramatic cost reductions at the Parent; and
     3.   Debt reductions approaching $30 mm by 7/31/2000.

I plan to explain this in more detail after Dennis has covered the numbers. But suffice it to say we are very pleased with the outcome, and believe that it opens the door to profitability for this year.

[DENNIS HERE]...SLIDES 2-4

[BACK TO BILL]...
My slides in our presentation will help guide you through the last part of this presentation. The first slide...

INSERT SLIDES 5 - 10 HERE

[AFTER SLIDES 5 - 10]...

Over the last five years, ESSI has experimented with proprietary microbes to isolate growth characteristics and plant responses that had commercial value. At the same time, the Company has differentiated itself from other microbial firms by deploying BIOJECT systems to help eliminate the shelf-life constraints found with their biological products, and to provide manufacturing cost advantages for inoculum sales. The lengthy EPA-approval process for our first biopesticide, and the increasing BIOJECT hardware and service costs, had kept the growth rate of biological products in the turf markets below our goals. However, with the introduction of the FRESHPACK concept this past spring, biological sales have increased dramatically, including the programs sold using the BIOJECT. Currently, sales in both product lines are on plan for 2000 forecasts.

The success of FRESHPACK and revitalization of BIOJECT sales have given us the confidence to step away from the day-to-day management of the Turf distribution company and go forward with the Simplot transaction. Simplot will assume exclusive distribution rights to our proprietary products in the Turf Partners territories, and help us roll out a new product line we call "FRESH DELIVERY" through their Soil Builders farm stores. FRESH DELIVERY is a low-cost hybrid of the BIOJECT and FRESHPACK products.

That being said, ESSI can now focus its revenues on its products and Market channels. Our short-term product strategy takes advantage of the benefits observed when microbes were stimulated in the BIOJECT. The BIOJECT "turns on" the organism's metabolic activity, and therefore allows much lower cell-density inoculum to outperform packaged and highly processed inoculum of a much higher cell-density. Our challenge in the past to find suitable sites for BIOJECT (sites large enough to cost justify the hardware costs) has hampered sales efforts and limited penetration into Ag markets. Now, it appears that the FRESHPACK and FRESH DELIVERY product approach to market "activated" microbial products has allowed us to evolve our business plan and move away from the need to own distribution channels. Our products now can be priced favorably against competing chemical products, and considerably cheaper than the pre-packaged microbial products found in the principal turf and agricultural markets.

INSERT SLIDES 11 - 13 HERE

[CLOSE]...

Our long-term product strategy will undoubtedly be tied to the genetic engineering of individual microbials. Over the last twelve months, we have been isolating genes from bacteria in our portfolio that regulate many biological responses to plant growth promotion and disease prevention. Our view is that an army of engineered microbials can be created and then cultured in the soil. This new microbial colony would be perfectly suited for each soil type, plant variety, and seasonal variances, to accomplish the objective of enhancing the plant's performance in categories of yield, quality, and harvest timing. Application and stimulation devices, such as the BIOJECT, will be required to facilitate on-site cost benefits and to manage timely application requirements. The Company's principal research activity is to continue to catalog its microbial portfolio of 2000 unique organisms for output traits, disease control, immune responses, and growth promotion characteristics in all crops and commercial grasses.

Coupling these new product-marketing initiatives with a strong growth platform in Turf, now anchored with Simplot's investment and product commitment, should strengthen ESSI. The cost reductions at the Parent, now visible in our February operating results, and consolidation of administrative and accounting costs between our Ag subsidiary and ESSI, increases operating profitability, lowers the risk of our forecasts, and finally, should yield profitability in 2000, and increasing profitable growth in 2001 and beyond.

Set forth below are copies of the slides the chief executive officer used during his presentation.

SLIDE 1

Eco Soil Systems, Inc.
March 28, 2000

------------------------------------------------------------------------------



SLIDE 2


                                                                               $million

                                                                4Th Quarter                      Total
                                                                -----------                      -----

         Year                      1998                 1999                  1998               1999
         ----                      ----                 ----                  ----               ----
Total Revenue                    $ 21.8                $17.1                  $123.5             $82.4
Net Loss                         (13.8)               (12.2)                  (18.4)             (10.0)
Loss (EPS)                       $ (0.76)              $(0.73)                $(1.05)            $(0.61)
SG&A to Revenues                 46%                   51%                    30%                30%
Proprietary Revenue              $1.4                  $0.6                   $7.5               $8.7


------------------------------------------------------------------------------



SLIDE 3


                                                                     $million
                                                                     --------
         -        Ag Mexican Operations                                $6.0
         -        Turf Operations Development Costs                    $2.1
         -        Prepare Turf Partners for sale                       $2.9


-----------------------------------------------------------------------------

SLIDE 4


                                                                       $million
                                                                       --------
         -        Corporate cost reductions in 2000                    $2.8

         -        Interest, depreciation & amortization                $5.2
                    reductions


------------------------------------------------------------------------------



SLIDE 5

Price - 6 x EBITDA 2000

Down Payment - $20 mm (less possible adjustments)

Asset Transfer - 7/15/00 (after shareholder approval)

Final Closing - 3/1/2001
------------------------------------------------------------------------------



SLIDE 6

Simplot assumes Turf Partners debt (all liabilities)

ESSI reimbursed for ESSI expenses

Down Payment goes to debt reductions at Parent
------------------------------------------------------------------------------



SLIDE 7

ESSI proprietary sales in turf in 5-year Distribution
Agreement with Simplot

ESSI proprietary product Distribution Agreement with Simplot's Soil Builders organization

ESSI gets commercial trials in Simplot potatoes
------------------------------------------------------------------------------

SLIDE 8

Headquarters costs decline $8 mm (annualized)

Headquarters debt declines 85%

Working capital increases ($20 mm)

Tangible net worth increases ($17 mm)
------------------------------------------------------------------------------



SLIDE 9


Goodwill:                                       $7.5 mm
Tangible Net Worth:                             $3.2 mm
                                                -------
Turf Partners book value as of 7/1:             $10.7 mm
Est. inter-company debt:                        ( 4.2 mm)
                                                ---------
Net Worth:                                      $ 6.5 mm
(Min.) Profit on transaction:                   $13.5 mm
Plus Earn-out:                                      ?
                                                --------
Total potential profit on sale:                     ?


------------------------------------------------------------------------------



SLIDE 10


Turf Partners 1999 EBITDA
     (net of one time 1999 expenses):                         $ 2.8 mm

POSSIBLE 2000 EBITDA IMPROVEMENT:
     T.P. HQ cost reductions                                  $ 1.8 mm
     Margin Improvements (Simplot products)                   $ 2.5 mm
     Selling Cost Improvement (11% - 9%)                      $ 2.0 mm


------------------------------------------------------------------------------

SLIDE 11


------------------------------------------------------------------------------- -------------------------
                                              BIOJECT             FRESHPACK            FRESH DELIVERY
------------------------------------------------------------------------------- -------------------------
Turf                                             X                    X
------------------------------------------------------------------------------- -------------------------
Sod                                              X                    X
------------------------------------------------------------------------------- -------------------------
Athletic Fields                                                       X
------------------------------------------------------------------------------- -------------------------
Drip Irrigation                                  X
------------------------------------------------------------------------------- -------------------------
US Greenhouses / Ornamentals                     X                    X                      X
------------------------------------------------------------------------------- -------------------------
Greenhouses (Europe)                             X                                           X
------------------------------------------------------------------------------- -------------------------
Ag Farm Stores                                                        X                      X
------------------------------------------------------------------------------- -------------------------
Landscape / Horticulture                                              X
------------------------------------------------------------------------------- -------------------------


------------------------------------------------------------------------------

SLIDE 12


--------------------------------------------------------------------------------
                                              1999         2000        2001
--------------------------------------------------------------------------------
Turf                                            X
--------------------------------------------------------------------------------
Sod                                                         X
--------------------------------------------------------------------------------
Athletic Fields                                             X
--------------------------------------------------------------------------------
Drip Irrigation                                 X
--------------------------------------------------------------------------------
US Greenhouses / Ornamentals                                X
--------------------------------------------------------------------------------
Greenhouses (Europe)                                                    X
--------------------------------------------------------------------------------
Ag Farm Stores                                              X
--------------------------------------------------------------------------------
Landscape / Horticulture                                                X
--------------------------------------------------------------------------------


------------------------------------------------------------------------------



SLIDE 13


----------------------------------------------------------------------------------------------
Turf                                       16,000 sites / FreshPack & BioJect = $40 - 50
                                           mm/yr.
----------------------------------------------------------------------------------------------
Sod                                        600,000 acres / FreshPack = $25 - 50 mm
----------------------------------------------------------------------------------------------
Athletic Fields                            = $15 - 25 mm
----------------------------------------------------------------------------------------------
Drip Irrigation                            5 mm acres = $50 - 100 mm
----------------------------------------------------------------------------------------------
US Greenhouses / Ornamentals               = $25 - 50 mm
----------------------------------------------------------------------------------------------
Greenhouses (Europe)                       = $150 - 300 mm
----------------------------------------------------------------------------------------------
Ag Farm Stores                             = $200 - 500 mm
----------------------------------------------------------------------------------------------
Landscape / Horticulture                   = $50 - 100 mm
----------------------------------------------------------------------------------------------
